U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Kolic			    Edward
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   (Last)                           (First)             (Middle)

   812 Baycrest Drive
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                                    (Street)
   Vancouver			      BC		V7G 1N8
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

   Destiny Media Technologies, Inc., DSNY (OTC BB)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   N/A

____________________________________________________________________________
4.   Statement for Month/Day/Year

   April 9, 2003

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5.   If Amendment, Date of Original (Month/Year)

   N/A

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

	Secretary

____________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
____________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                               6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                    2.                Deemed        Code         ------------------------------- Owned Follow-  (D) or    Indirect
1.                  Transaction       Execution     (Instr. 8)                   (A)             ing Report-    Indirect  Beneficial
Title of Security   Date              Date, if any  ------------     Amount      or     Price    ed Trans-      (I)       Ownership
(Instr. 3)          (mm/dd/yy)        (mm/dd/yy)     Code     V                  (D)             actions       (Instr.4) (Instr. 4)
                                                                                                 (Instr. 3
                                                                                                  and 4)
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

Common Stock	     11/20/02         N/A              P/K	     161,300	  A	$0.10	 632,010        D	   N/A
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                       10.
                                                                                                             9.        Owner-
                                                                                                             Number    ship
                                                                                                             of        Form
               2.                                                                                            Deriv-    of
               Conver-                           5.                              7.                          ative     Deriv-  11.
               sion                              Number of                       Title and Amount            Secur-    ative  Nature
               or                                Derivative     6.               of Underlying      8.       ities     Secur- of
               Exer-        3A.Deemed   4.       Securities     Date             Securities         Price    Bene-     ity:   In-
               cise    3.      Exec-    Trans-   Acquired (A)   Exercisable and  (Instr. 3 and 4)   of       ficially  Direct direct
               Price   Trans-  cution   action   or Disposed    Expiration Date  ----------------   Deriv-   Owned     (D)or  Bene-
1.             of      action  Date,if  Code     of(D)          (Month/Day/Year)          Amount    ative    Follow-   In-    ficial
Title of       Deriv-  Date    any      (Instr.  (Instr. 3,      ----------------         or        Secur-   ing Repo  direct Owner-
Derivative     ative   (Month/ (Month/     8)      4 and 5)      Date     Expira-         Number    ity      rted      (I)    ship
Security       Secur-  Day/     Day/     ------   ------------   Exer-    tion            of       (Instr.   Transact-(Instr.(Instr.
(Instr. 3)     ity     Year)    Year)    Code V    (A)   (D)     cisable  Date    Title   Shares     5)      ion(s)     4)     4)
- -----------------------------------------------------------------------------------------------------------------------------
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
Explanation of Responses:

N/A



 /s/  Edward Kolic	                                           04/09/03
- ---------------------------------------------			------------
      Edward Kolic                                              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.